Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com
December 22, 2011
OXiGENE, Inc.
701 Gateway Blvd., Suite 210
South San Francisco, CA 94080
Ladies and gentlemen:
     We have acted as legal counsel to OXiGENE, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on the date hereof. The Registration Statement relates to the resale by the selling stockholder named in the Registration Statement (the “Selling Stockholder”) of up to 4,849,101 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), which include: (i) 4,250,000 shares of Common Stock (the “Purchase Shares”) issuable by the Company to the Selling Stockholder pursuant to that certain Purchase Agreement, dated as of November 28, 2011, by and between the Company and the Selling Stockholder (the “Agreement”), (ii) 299,700 shares of Common Stock issued by the Company to the Selling Stockholder on November 28, 2011 as an initial commitment fee pursuant to the Agreement (the “Initial Commitment Shares”), and (iii) 299,401 shares of Common Stock issuable by the Company to the Selling Stockholder as additional commitment fees pursuant to the Agreement (the “Additional Commitment Shares”).
          As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.
          Based upon and subject to the foregoing, we are of the opinion that (i) the Initial Commitment Shares are validly issued, fully paid and nonassessable, and (ii) if, as and when the Purchase Shares and Additional Commitment Shares are issued and delivered by the Company in accordance with the terms of the Agreement, including, without limitation, the payment in full of all applicable consideration, the Purchase Shares and Additional Commitment Shares will be validly issued, fully paid and nonassessable.
          We are members of the Bar of the Commonwealth of Massachusetts, and the opinions expressed herein are limited to questions arising under the laws of the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.
          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
          This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,
/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
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